[SBG LOGO] The Security Benefit Group of Companies -------------------------------------------------------------------------------- May 30, 2002 SBL Fund One Security Benefit Place Topeka, KS 66636 Subj: SBL Fund, Series P Dear Sir or Madam: As counsel to Security Management Company, LLC, SBL Fund's investment manager, I am familiar with the business operations, practices and procedures of SBL Fund (the "Company"). In connection with the acquisition of Series K (the "Global Strategic Income Fund") of the Company by Series P (the "High Yield Fund"), another Series of the Company, the Company will issue shares of its common stock. Such shares will be registered on a Form N-14 registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission. I have examined various corporate records of the Company as I have deemed necessary to give this opinion. On the basis of the foregoing, it is my opinion that the shares of common stock of the Company being registered under the Securities Act of 1933 in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid, and non-assessable by the Company upon transfer of the assets of Global Strategic Income Fund pursuant to the terms of the Plan of Reorganization included in the Registration Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Sincerely, AMY J. LEE Amy J. Lee One Security Benefit Place * Topeka, Kansas 66636-0001 * (785) 438-3000 * www.securitybenefit.com